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                                                                    EXHIBIT 99.1

                                [LIGHTSPAN LOGO]

FOR IMMEDIATE RELEASE

                Michael A. Sicuro
Contact:        858.824.8370



          LIGHTSPAN'S FIRST QUARTER RESULTS IMPROVE 38% VS. PRIOR YEAR

                    Improved Guidance for Current Fiscal Year

SAN DIEGO - MAY 20, 2003 - Lightspan, Inc. (NASDAQ: LSPN) (the Company), a leading provider of quality curriculum-based software and on-line products and services used in schools and homes, announced today that its net loss per share improved 38 percent to $.16 in the first quarter of fiscal 2004 from $.26 per share in the same period a year ago (before the effect of goodwill charges). The analysts' consensus was a net loss per share of $.22 as reported by First Call. Lightspan's net operating results exceeded analysts' expectations for the tenth consecutive quarter. Lightspan continues to remain debt free.

Total revenues in the first quarter of fiscal 2004 increased 3 percent to $10.6 million from $10.3 million in the same period a year ago, and were higher than the Company's forecasted guidance and analysts' expectations of $10.0 million and $10.4 million, respectively. The better than expected top line performance was due to continued demand for the Company's K-12 on-line subscription products and strong sales in the Company's higher education division, Academic Systems.

Chairman and Chief Executive Officer John T. Kernan stated: "Our bottom line outperformance was due to a stronger than expected top line and a continued focus on controlling our operating expenses, which were 26 percent lower in the current quarter than the same period a year ago."

More than 1,500 school districts use Lightspan's products and programs. The Company's client base as of April 30, 2003 consisted of over 4,600 schools using its flagship software product, Lightspan Achieve Now. Schools are using approximately 4,500 subscriptions of the Company's on-line products: The Lightspan Network, the Lightspan Reading Center and Lightspan eduTest Assessment. Academic Systems had 366 client campuses using its products as of April 30, 2003.

Effective February 1, 2002, the Company adopted the provisions of SFAS 142, "Goodwill and Other Intangible Assets," which eliminates the amortization of goodwill and requires an annual assessment for impairment based on a fair value test. As a result of the implementation of SFAS 142, the Company recorded a $3.0 million write-down on the carrying amount of goodwill associated with its higher education division in the first quarter of fiscal 2003 (three months ended April 30, 2002) as a cumulative effect of a change in accounting principle, increasing the Company's reported net loss per share from $.26 to $.32. This goodwill was originally recorded in 1999 during a period of inflated market valuations and had no impact on the Company's cash position.


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10140 Campus Point Drive- San Diego, CA 92121- 1-888-4-ALL KIDS- FAX (858)
824-8001- www.lightspan.com                                                    1
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The following statements are based on current estimates and expectations. These are forward-looking statements and actual results may be materially different.

Chief Financial Officer Michael A. Sicuro stated: "Spending patterns by schools appear to be showing signs of returning to more normalized levels. As a result, we expect revenues for the quarter ending July 31, 2003 to be higher than the same period a year ago, or $14.5 - $16.5 million, and our net loss per share and cash usage to be $.11 - $.13 and $5 - $8 million, respectively. We are improving our net loss per share estimates for fiscal 2004 to $.45 - $.50 from $.48 - $.55 due to our first quarter performance, top line expectations for the second quarter and a continued focus on controlling operating expenses. However, at this time, our forecast for fiscal 2004 revenues remains at $50 million, with virtually all of our expected cash usage of $10 - $13 million to occur during the first half of the year. The actual results of the upcoming quarter will be a good indication of whether we can achieve 8 - 10 percent revenue growth this fiscal year."

Kernan concluded: "We believe the selling environment related to federal dollars should improve as the current school year comes to a close. This should have a positive impact on our top line and could result in a better than expected bottom line as we continue to closely manage our operating expenses."

A conference call to discuss Lightspan's operating results for the quarter ended April 30, 2003 is scheduled to begin at approximately 11:00 A.M. EDT on Wednesday, May 21, 2003. The conference call can be accessed by domestic callers at 866.541.2081; international callers may dial 630.424.2081. Additionally, investors, analysts and the general public can listen to the call on the Company's website in the Investor Relations section at www.lightspan.com, which will include any additional material financial or statistical information discussed in the call and not included in this release (including any non-GAAP financial measures as defined by the SEC), if applicable. This release is also available on the Company's website in the Investor Relations section at www.lightspan.com.

ABOUT LIGHTSPAN, INC.

Lightspan(R), Inc. (NASDAQ: LSPN), provides curriculum-based educational software and on-line products and services that increase student achievement and enhance teacher professional development. These products are used in schools and homes and align to all key federal education reform initiatives, offering school districts a complete solution to assess, align, instruct and evaluate, as a comprehensive achievement and accountability system. More than 1,000 independent studies prove Lightspan products enhance student achievement, improve teacher effectiveness and help build stronger connections with families.

Lightspan offers products in the following areas: early reading (The Lightspan Early Reading Program(TM) and the Lightspan Reading Center(TM)), K-8 interactive curriculum (Lightspan Achieve Now(TM)), K-12 on-line teacher resources and professional development (The Lightspan Network(R)), assessment (Lightspan eduTest Assessment(TM) and Lightspan Assessment Builder(TM)), and secondary and higher education (Interactive Mathematics, Interactive English, and academic.com).

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10140 Campus Point Drive- San Diego, CA 92121- 1-888-4-ALL KIDS- FAX (858)
824-8001- www.lightspan.com                                                    2
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For purposes of this release, operating expenses are defined as sales and marketing, technology and development, and general and administrative expenses, and specifically exclude stock-based compensation and amortization of intangibles. Cash usage is defined as the net decrease in cash and cash equivalents and short-term investments during a given period (as of 1/31/03, cash and cash equivalents of $18.5 million plus short-term investments of $5.1 million for a total of $23.6 million, less cash and cash equivalents as of 4/30/03 of $18.0 million for cash usage of $5.6 million).

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements, including statements related to future financial performance, cash position, government funding, spending by schools, the ability of the Company to control operating costs and general business trends. Such statements are subject to a multitude of risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the risk that revenue growth may not materialize; the risk that spending by schools will decline; the risk that the Company will not be able to control its operating expenses; the possibility that future cash usage will not follow historic patterns; changes in economic conditions in the Company's market areas; changes in policies by regulatory agencies and educational organizations; the volatility of the Company's expenses and operating results; future cash usage may not follow historical trends; market acceptance of the Company's curriculum -based software and on-line products; management of rapid growth; risks associated with expanding the Company's on-line business; changes in funding for public schools; technological advances and risks related thereto and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


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10140 Campus Point Drive- San Diego, CA 92121- 1-888-4-ALL KIDS- FAX (858)
824-8001- www.lightspan.com                                                    3
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                                 LIGHTSPAN, INC.
                           CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                            APRIL 30,     JANUARY 31,
                                              2003          2003
ASSETS                                     (UNAUDITED)
    Current assets:
      Cash and cash equivalents               $18,026     $18,497
      Short-term investments                     --         5,055
      Accounts receivable, net                  7,890       9,135
      Finished goods inventory                  1,676       1,829
      Other current assets                      1,313       1,075
      Restricted cash                             827         827
                                              -------     -------
        Total current assets                   29,732      36,418

    Property and equipment, net                 3,490       4,060
    Goodwill, net                              11,741      11,741
    Other intangible assets, net                4,773       6,774
    Deposits and other assets                     484         553
                                              -------     -------
        Total assets                          $50,220     $59,546
                                              =======     =======

LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
      Accounts payable                        $ 4,664     $ 3,836
      Accrued liabilities                       8,726      10,278
      Deferred revenue                         10,280      11,642
                                              -------     -------
        Total current liabilities              23,670      25,756

    Deferred revenue - long-term portion          927         682
    Other liabilities                             100         129
                                              -------     -------
        Total liabilities                      24,697      26,567

      Total stockholders' equity               25,523      32,979
                                              -------     -------
      Total liabilities and stockholders'
    equity                                    $50,220     $59,546
                                              =======     =======

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                                 LIGHTSPAN, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   (UNAUDITED)


                                                         THREE MONTHS ENDED APRIL 30,
                                                         ----------------------------
                                                            2003              2002
                                                            ----              ----

Revenues:
  Software licenses                                       $  4,864          $  4,556
  On-line subscriptions                                      2,865             2,571
  Professional services                                      2,189             2,456
  Hardware and other                                           713               687
                                                          --------          --------
    Total revenues                                          10,631            10,270

Cost of revenues:
  Software licenses                                          1,001               857
  On-line subscriptions                                        454               574
  Professional services                                      1,084             1,270
  Hardware and other                                           617               515
                                                          --------          --------
    Total cost of revenues                                   3,156             3,216

Gross profit                                                 7,475             7,054

Operating expenses:
  Sales and marketing                                        8,459            10,221
  Technology and development                                 2,382             3,788
  General and administrative                                 2,120             3,500
  Stock-based compensation                                      18                84
  Amortization of intangibles                                2,001             2,001
                                                            ------            ------
    Total operating expenses                                14,980            19,594

Loss from operations                                        (7,505)          (12,540)

Net interest  income                                            31               134
Cumulative effect of a change in accounting principle         --              (3,000)
                                                          --------          --------
Net loss                                                  $ (7,474)         $(15,406)
                                                          ========          ========


Net loss per share:
   Basic and diluted                                      $  (0.16)         $  (0.32)
                                                          ========          ========
   Weighted average shares- basic and diluted               47,677            47,040
                                                          ========          ========
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